                                                                Exhibit 99.2 (i)

[Letterhead of Lennar Partners]




March 1, 2003

Wells Fargo Bank Minnesota, NA
11000 Broken Land Parkway
Columbia, MD 21044-3562
Attention:

RE:  Annual Independent Public Accountant's Servicing Report
     J.P. Morgan Chase Commercial Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates, Series 2002- CIBC4

To Whom It May Concern:

As of and for the year ended December 31, 2002, Lennar Partners, Inc. has complied in all material respects with the applicable minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers applicable to the commercial and multifamily mortgages for the special servicer as noted in the attachment to this assertion. As of and for this same period, Lennar Partners, Inc. had in effect a fidelity bond in the amount of $10,000,000 and an errors and omissions policy in the amount of $10,000,000.

Sincerely,

LENNAR PARTNERS, INC.



/s/ Susan K. Chapman
----------------------------
Susan K. Chapman
Vice President


cc:  Midland Loan Services
     210 West 10th Street
     Kansas City, MO 64105
     President

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                                                               Exhibit 99.2 (ii)

(Midland Loan Services)



                                 March 26, 2003


Ms. Jennifer Richardson                                           Via UPS
Wells Fargo Bank Minnesota, N.A.                                  (410) 884-2194
Corporate Trust Services
9062 Old Annapolis Road
Columbia, MD
USA                 21045-1951


        J.P. Morgan Chase Commercial Mortgage Securities Corp. Commercial
             Mortgage Pass-Through Certificates, Series 2002-CIBC4
                         Pooling and Servicing Agreement

                              OFFICER'S CERTIFICATE


                  Pursuant to the requirements of that certain Pooling and Servicing Agreement governing the referenced Trust (the "PSA"), it is hereby certified that (i) the undersigned has completed a review of the servicer's performance of its obligations under the PSA for the preceding calendar year; (ii) to the best of the undersigned's knowledge on the basis of that review the servicer has fulfilled all of its obligations under the PSA throughout such period in all material respects; (iii) to the best of the undersigned's knowledge, the subservicer, of the servicer under the PSA, if any, has fulfilled its obligations under its sub-servicing agreement in all material respects; and, (iv) no notice has been received from any governmental agency or body which would indicate a challenge or question as to the status of the Trust's qualification as a REMIC under the U.S. Code.




                                  /s/ Charles J. Sipple              3/26/03
                                  -----------------------------------------
                                  Charles J. Sipple                   Date
                                  Executive Vice President